PROSPECTUS and	PRICING SUPPLEMENT NO. 15
PROSPECTUS SUPPLEMENT, each	Dated 12 December 2007
Dated 14 October 2005	Commission File No.: 333-128071
CUSIP: 24422EQM4	Filed pursuant to Rule 424(b)(3)

U.S. $3,170,850,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

Principal Amount:	$500,000,000

Issue Price:	99.899% plus accrued interest from December 17, 2007 if settlement occurs after that date

Date of Issue:	17 December 2007

Maturity Date:	17 December 2012

Interest Payment Dates:	June and December 17 of each year commencing on June 17, 2008 and ending at Maturity

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.95% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:		Principal Amount
	Name	Of Notes
	Citigroup Global Markets Inc.	$175,000,000
	J.P. Morgan Securities Inc.	175,000,000
	Mellon Financial Markets, LLC	50,000,000
	RBC Capital Markets Corporation	50,000,000
	Wells Fargo Securities, LLC	50,000,000
	Total	$500,000,000

	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.519%

Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Mellon Financial Markets, LLC
RBC Capital Markets Corporation
Wells Fargo Securities, LLC

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as Joint Book-Running Managers.